                                                                    EXHIBIT 12.1

                                   ATMI, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIO)


                                  NINE MONTHS
                                     ENDED                          YEAR ENDED DECEMBER 31,
                                  SEPTEMBER 30,   ------------------------------------------------------
                                       2001          2000          1999       1998       1997       1996
                                  ----------------------------------------------------------------------
Income (loss) from continuing
  operations before provision
  for income taxes and minority
  interest                          $(8,237)      $70,522       $18,807    $ 8,800    $14,895    $17,687

Fixed charges:
Interest expense                        181         1,247         1,267      1,723      2,609      2,284
Interest portion of rent expense        257           343           350        364        322        238
                                    ---------------------       ----------------------------------------
  Fixed charges                         438         1,590         1,617      2,087      2,931      2,522
Capitalized interest                    773            23            50       --         --         --

                                    ---------------------       ----------------------------------------
Total fixed charges                   1,211         1,613         1,667      2,087      2,931      2,522


Income (loss) from continuing
  operations before provision
  for income taxes, minority        ---------------------       ----------------------------------------
  interest and fixed charges        $(7,799)      $72,112       $20,424    $10,887    $17,826    $20,209
                                    =====================       ========================================

                                    ---------------------       ----------------------------------------
Ratio of earnings to fixed
  charges                               (A)          44.7(B)       12.3        5.2        6.1        8.0
                                    =====================       ========================================
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(A)   As a result of the loss incurred in the first nine months of 2001, the
      Company was unable to fully cover the indicated total fixed charges by
      $8,237.

(B) Included in earnings for 2000 was a nonrecurring gain of $9,520 related to the sale of certain available-for-sale securities, offset by a $1,250 write down of certain other investments, disclosed in the Company's Annual
      Report on Form 10-K. If such nonrecurring items had not occurred, the ratio of earnings to fixed charges would have been 39.6.